Exhibit (a)(5)(D)

For Immediate Release

Forrester Research Announces Expiration And Preliminary Results

Of “Modified Dutch Auction” Self-Tender Offer

Company Remains Committed To Returning Capital

To Stockholders Through Share Repurchase Program

CAMBRIDGE, Mass., May 2, 2013. . . Forrester Research, Inc. (Nasdaq: FORR) today announced the expiration and preliminary results of its “modified Dutch auction” self-tender offer to purchase up to $130 million of its common stock.

Forrester’s “modified Dutch auction” self-tender offer expired at 5:00 p.m., New York City time, on May 1, 2013. Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, 2,110,406 shares of Forrester’s common stock, including 278,820 shares that were tendered through notice of guaranteed delivery, were properly tendered and not withdrawn at a price at or below the expected final purchase price of $36.00 per share. Based on these preliminary results, Forrester expects to purchase 2,110,406 shares of its common stock at a price of $36.00 per share, for a total purchase price of approximately $75,974,616, excluding fees and expenses relating to the tender offer. The shares expected to be purchased in the self-tender offer represent approximately 9.4% of Forrester’s currently issued and outstanding common stock. Forrester will fund the purchase of shares in its self-tender offer using a portion of its cash, cash equivalents, and marketable investments. Payment for shares of Forrester common stock accepted for purchase in the self-tender offer will occur promptly after the final number of shares validly tendered and not withdrawn is confirmed by the depositary for the self-tender offer.

Forrester remains committed to returning capital to its stockholders through a share repurchase program. Based on the preliminary results, Forrester currently estimates that it will remain authorized under its previously announced share repurchase program to repurchase up to an additional $73 million of its common stock after its purchase of shares in the self-tender offer. Forrester intends to explore a variety of avenues to execute on its share repurchase program, including, without limitation, open-market purchases, pre-arranged trading plans, accelerated share repurchase plans, block trades, and derivative transactions. The timing, amount and pricing of share repurchase transactions will depend on market conditions, as well as other factors. Forrester may suspend, modify, or discontinue its share repurchase program at any time. Any share repurchases by Forrester will begin in accordance with applicable U.S. Securities Exchange Commission tender offer rules.

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UBS Securities LLC served as dealer manager for the tender offer, and Georgeson Inc. served as information agent. Stockholders and investors who have questions or need information about the tender offer may call Georgeson Inc. toll-free at +1 888.661.5651.

About Forrester Research

Forrester Research, Inc. (Nasdaq: FORR) is an independent research company that provides pragmatic and forward-thinking advice to global leaders in business and technology. Forrester works with professionals in 17 roles at major companies providing proprietary research, customer insight, consulting, events, and peer-to-peer executive programs. For more than 29 years, Forrester has been making IT, marketing, and technology industry leaders successful every day. For more information, visit www.forrester.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. These include statements about the “modified Dutch auction” self-tender offer and Forrester’s plans for share repurchases. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities or results to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, risks and uncertainties regarding the amount and timing of potential benefits of the tender offer; Forrester’s ability to retain and enrich memberships for its research products and services; technology spending; Forrester’s ability to respond to business and economic conditions and market trends; the risks and challenges inherent in international business activities; competition and industry consolidation; the ability to attract and retain professional staff; Forrester’s dependence on key personnel; the possibility of network disruptions and security breaches; and possible variations in Forrester’s quarterly operating results. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the U.S. Securities and Exchange Commission.

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Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617.613.6000

mdoyle@forrester.com

Jon Symons

Vice President, Corporate Communications

Forrester Research, Inc.

+ 1 617.613.6104

press@forrester.com

© 2013, Forrester Research, Inc. All rights reserved. Forrester is a registered trademark of Forrester Research, Inc.